                                                                    Exhibit 5.1

                LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP

                                November 22, 2002

NN, Inc.
2000 Waters Edge Drive
Johnson City, Tennessee  37604

Ladies and Gentlemen:

         We have acted as counsel to NN, Inc., a Delaware corporation (the
"Company"), in connection with the filing of a registration statement by the
Company on Form S-3, as amended (the "Registration Statement"), filed with the
Securities and Exchange Commission relating to (i) the proposed public offering of up to $36,000,000 in aggregate amount of the Company's common stock, par value $.01 per share (the "Common Stock"), that may be offered and sold by the
Company, and (ii) the proposed resale by certain beneficial owners (the "Selling
Stockholders") of up to an aggregate of 4,033,749 shares of Common Stock (the
"Selling Stockholder Shares"), from time to time, as set forth in the prospectus, including the prospectus supplement, which forms a part of the
Registration Statement (the "Prospectus"), and as may be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (ss.) 229.601(b)(5),
in connection with the Registration Statement.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. We have assumed that the issuance, sale, amount, and terms of the shares of Common Stock to be offered and sold by the Company from time to time will be duly authorized and established by proper action of the Board of Directors of the Company, consistent with the procedure and terms described in the Registration Statement and in accordance with the
Certificate of Incorporation, Bylaws and applicable Delaware law (each, a "Board
Action").

         Based upon, subject to and limited by the foregoing, we are of the opinion that:

         (a) following the effectiveness of the Registration Statement and following (i) Board Action authorizing an issuance of Common Stock to be offered and sold by the Company, and

(ii) issuance and delivery of certificates for Common Stock against payment therefor in accordance with the terms of such Board Action and any applicable underwriting agreement or purchase agreement, and as contemplated by the
Registration Statement and/or the applicable Prospectus Supplement, the shares of Common Stock to be offered and sold by the Company will be validly issued, fully paid and nonassessable; and

         (b) the Selling Stockholder Shares are validly issued, fully paid, and nonassessable.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                       Very truly yours,

                                       /s/ Blackwell Sanders Peper Martin LLP